Exhibit 99.1

For further Information contact:

Robert B.Harris, PhD.

President/CEO

Commonwealth Biotechnologies, Inc.

804-648-3820

FOR	IMMEDIATE RELEASE

Vistronix, Inc. and Commonwealth Biotechnologies, Inc. jointly extend contract with Department of the Army to Provide Secure

Correspondence Screening Services

(Richmond, Virginia – March 29, 2004): Vistronix, a leading provider of consulting and strategic outsourcing services, announced today that The Department of the Army has extended their contract to provide screening and digitization services for the Department of Defense Correspondence for evidence of Risk and Contaminates. Under the contract, Vistronix will provide for inspection of Department of Defense Mail intended for delivery to the Defense Post Office-Pentagon to confirm the absence of obvious evidence of risk and safety of the mail prior to its release to the Defense Post Office. The contract also provides for the digitization and electronic delivery of unclassified mail for a limited set of recipients.

As sub-contractor to Vistronix, Commonwealth Biotechnologies, Inc. (CBI; NASDAQ SmallCap Market: CBTE), a life sciences contract research organization and biotechnology company, will provide analysis of test materials taken from the Pentagon’s mail sorting center for the presence of particular pathogens and toxins. The CBI test platforms utilize the most modern DNA testing technologies and physical chemical analyses to provide unequivocal identification.

“Vistronix is proud to be a part of the Department of Defense’s protection efforts and we look forward to continuing our service to the DoD,” said Greg Ekberg, Director of Enterprise Solutions for Vistronix. “Our experience in large scale correspondence management and secure mail operations, coupled with our high quality workforce and business partners has long been a source of pride for us. It is an honor to lead the team that helps reduce the threat level to DOD personnel on a daily basis.”

An independent panel of experts has recently reviewed the process used to screen the mail at the Pentagon. “Our process offers efficient, timely, and highly accurate detection in mail samplings” said Thomas R. Reynolds, Executive CBI’s Vice President, Science & Technology. “Unlike many other mail screening facilities, CBI employs actual microbiological, molecular, and physicochemical testing methods instead of relying on sensor devices to detect these agents. Hence, there is little chance of false positives or false negatives outcomes in our assay methods. “

CBI offers cutting edge analyses for the presence of protein, peptide, and organic toxins. Unlike analysis of pathogens, detection and quantitation of toxins has received far less attention. “We are pleased that this contract has been extended and stand ready to be of service to our Country in whatever capacity is most appropriate, “ said Dr. Robert B. Harris, President and CEO of CBI.

About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,700 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

About Vistronix

Vistronix, Inc. is a leading consulting and strategic outsourcing firm serving Federal, State, and Local government agencies. We provide consulting services, managed outsourcing, and IT management solutions. Our solutions are delivered using a performance driven, functional framework that improves organizational processes and supports business goals and objectives. Our service offerings leverage our clients’ existing resources and infrastructure, reducing costs and enabling more effective utilization of human capital and information technology. Founded in 1990, Vistronix is based in McLean, Virginia and has offices located throughout the United States. Visit the company’s website at vistronix.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will continue to be awarded any other contract extensions or new contracts in this area. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities, could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.